                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[X] Preliminary Proxy Statement

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         JONES GROWTH PARTNERS II L.P.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
  (1) Title of each class of securities to which transaction applies: Limited Partnership Interests
  (2) Aggregate number of securities to which transaction applies: 19,785
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Pursuant to Rule 0-11(c)(2), the transaction valuation is based upon the $36,000,000 sales price that is to be paid to Jones Growth Partners II L.P. in connection with the transaction that is the subject of the proxy solicitation.
  (4) Proposed maximum aggregate value of the transaction: $36,000,000
  (5) Total fee paid: $7,200

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
  (1) Amount Previously Paid:
  (2) Form, Schedule or Registration Statement No.:
  (3) Filing Party:
  (4) Date Filed:

Notes:

           [LOGO OF JONES SPACELINK CABLE CORPORATION APPEARS HERE]

                           9697 EAST MINERAL AVENUE
                           ENGLEWOOD, COLORADO 80112

    NOTICE OF VOTE OF THE LIMITED PARTNERS OF JONES GROWTH PARTNERS II L.P.

To the Limited Partners of Jones Growth Partners II L.P.:

  A special vote of the limited partners of Jones Growth Partners II L.P. (the "Partnership") is being conducted through the mails on behalf of the Partnership by Jones Spacelink Cable Corporation, the general partner of the Partnership, for the purpose of obtaining limited partner approval of the sale, to an unaffiliated third party, of the Partnership's cable television system serving the City of Yorba Linda, a portion of the City of Anaheim, known as Anaheim Hills, and certain portions of unincorporated Orange County, all in the state of California (the "Yorba Linda System"), for $36,000,000 in cash, subject to normal working capital closing adjustments that may have the effect of increasing or reducing the purchase price by a non-material amount. Information relating to this matter is set forth in the accompanying proxy statement.

  If the limited partners approve the proposed sale of the Yorba Linda System and if the transaction is closed, the Partnership will distribute the net sale proceeds to its limited partners of record as of April 30, 1997, and it is estimated that the Partnership will distribute to the limited partners from $1,104 to $1,213 for each $1,000 limited partnership interest, with the exact amount dependent upon a limited partner's date of investment. Distributions will be net of California non-resident withholding, if applicable, and distributions checks will be issued to limited partners' account registration or payment instruction of record. Upon the closing of the sale of the Partnership's Yorba Linda System, the Partnership will be liquidated and dissolved.

  Only limited partners of record at the close of business on February 28, 1997 are entitled to notice of, and to participate in, this vote of limited partners. It is very important that all limited partners participate in the voting. The Partnership's ability to complete the transaction discussed in the Proxy Statement and the Partnership's ability to make a distribution to its partners of the net proceeds of the sale of the Partnership's Yorba Linda System are dependent upon the approval of the transaction by the holders of a majority of the Partnership's limited partnership interests.

  The proposal that is the subject of this proxy solicitation will be adopted only if approved by the holders of a majority of the limited partnership interests. Each limited partnership interest entitles the holder thereof to one vote on the proposal. Because the Partnership's limited partnership agreement (the "Partnership Agreement") requires that the proposal to sell the Yorba Linda System be approved by the holders of a majority of the limited partnership interests, abstentions and non-votes will be treated as votes against the proposal. A properly executed consent returned to the general partner on which a limited partner does not mark a vote will be counted as a vote for the proposed sale of the Yorba Linda System. Because limited partners do not have dissenters' or appraisal rights in connection with the proposed sale of the Yorba Linda System, if the holders of a majority of the limited partnership interests approve the proposal, all limited partners will receive a distribution of the net sale proceeds in accordance with the procedures prescribed by the Partnership Agreement regardless of how or whether they vote on the proposal.

  Jones Spacelink Cable Corporation, as general partner of the Partnership, urges you to sign and return the enclosed proxy as promptly as possible. The proxy should be returned in the enclosed envelope.

                                          JONES SPACELINK CABLE CORPORATION
                                          General Partner

                                          [SIGNATURE OF ELIZABETH M. STEELE
                                            APPEARS HERE]
                                          Elizabeth M. Steele
                                          Secretary
Dated: March 31, 1997

           [LOGO OF JONES SPACELINK CABLE CORPORATION APPEARS HERE]

                           9697 EAST MINERAL AVENUE
                           ENGLEWOOD, COLORADO 80112

                                PROXY STATEMENT

                         VOTE OF THE LIMITED PARTNERS
                       OF JONES GROWTH PARTNERS II L.P.

  This Proxy Statement is being furnished in connection with the solicitation of the written consents of the limited partners of Jones Growth Partners II L.P. (the "Partnership") by Jones Spacelink Cable Corporation, the general partner of the Partnership (the "General Partner"), on behalf of the Partnership, for the purpose of obtaining limited partner approval of the sale of the Partnership's cable television system serving the City of Yorba Linda, a portion of the City of Anaheim, known as Anaheim Hills, and certain portions of unincorporated Orange County, all in the state of California (the "Yorba Linda System") for $36,000,000 in cash, subject to normal working capital closing adjustments, to Citizens Century Cable Television Venture, a joint venture formed under the laws of the state of New York (the "Purchaser"). The Purchaser is not affiliated with the Partnership or with the General Partner.

  Proxies in the form enclosed, properly executed and duly returned, will be voted in accordance with the instructions thereon. Limited partners are urged to sign and return the enclosed proxy as promptly as possible. Proxies cannot be revoked except by delivery of a proxy dated as of a later date. Officers and other employees of the General Partner may solicit proxies by mail, by fax, by telephone or by personal interview. The deadline for the receipt of proxy votes is April 25, 1997, unless extended, but the vote of the Partnership's limited partners will be deemed to be concluded on the date that the General Partner, on behalf of the Partnership, is in receipt of proxies executed by the holders of a majority of the limited partnership interests either consenting to or disapproving of the proposed transaction. The cost of the proxy solicitation will be paid by the Partnership.

  The Partnership has only one class of limited partners and no limited partner has a right of priority over any other limited partner. The participation of the limited partners is divided into limited partnership interests and each limited partner owns one limited partnership interest for each $1,000 of capital contributed to the Partnership.

  As of January 31, 1997, the Partnership had 19,785 limited partnership interests outstanding, held by approximately 2,300 persons. There is no established trading market for such interests. To the best of the General Partner's knowledge, no person or group of persons beneficially own more than five percent of the limited partnership interests. The General Partner owns no limited partnership interests. Officers and directors of the General Partner also do not own any limited partnership interests. Only limited partners of record at the close of business on February 28, 1997 will be entitled to notice of, and to participate in, the vote.

  Upon the consummation of the proposed sale of the Yorba Linda System, the Partnership will pay all of its indebtedness, which totalled approximately $12,904,580 at September 30, 1996, and then the Partnership will distribute the net sale proceeds to its limited partners of record as of April 30, 1997. Because limited partners will not receive distributions in an amount equal to 100 percent of the capital initially contributed to the Partnership by the limited partners plus an amount equal to 8 percent per annum, cumulative and noncompounded, on an amount equal to their initial capital contributions (the "8% Return"), the General Partner will not receive any of the net proceeds from the Yorba Linda System's sale. Based upon pro forma financial information as of September 30, 1996, as a result of the Yorba Linda System's sale, the limited partners of the Partnership, as a group, will receive approximately $22,886,806. Limited partners will receive from $1,104 to $1,213 for each $1,000 limited partnership interest from the net proceeds of the Yorba Linda System's sale. The specific amount of a limited partner's distribution will be dependent upon a limited partner's date of investment, i.e., because the 8% Return is calculated from the date of investment, the earlier the date of investment the larger will be the return to an investor. Distributions will be net of California non-resident withholding, if applicable, and distribution checks will be issued to limited partners' account registration or payment instructions of record. See "Federal Income Tax Consequences."

  The proposal that is the subject of this proxy solicitation will be adopted only if approved by the holders of a majority of the limited partnership interests. Each limited partnership interest entitles the holder thereof to one vote on the proposal. Because the Partnership's limited partnership agreement (the "Partnership Agreement") requires that the proposal to sell the Yorba Linda System be approved by the holders of a majority of the limited partnership interests, abstentions and non-votes will be treated as votes against the proposal. A properly executed consent returned to the General Partner on which a limited partner does not mark a vote will be counted as a vote for the proposed sale of the Yorba Linda System. Because limited partners do not have dissenters' or appraisal rights in connection with the proposed sale of the Yorba Linda System, if the holders of a majority of the limited partnership interests approve the proposal, all limited partners will receive a distribution of the net sale proceeds in accordance with the procedures prescribed by the Partnership Agreement regardless of how or whether they vote on the proposal.

  The Board of Directors of the General Partner has approved the proposed sale of the Yorba Linda System and the General Partner recommends approval of the transaction by the holders of the Partnership's limited partnership interests.

  The approximate date on which this Proxy Statement and Form of Proxy are being sent to limited partners is March 31, 1997.

                            PARTNERSHIP INFORMATION

THE PARTNERSHIP'S INVESTMENT OBJECTIVES

  The Partnership was formed to acquire, develop, operate and, ultimately, sell cable television systems. The primary objectives of the Partnership have been to obtain capital appreciation in the value of the Partnership's cable television properties; to preserve and protect invested capital; and to obtain equity build-up through debt reduction. It has been contemplated from the outset of the Partnership's existence that capital appreciation in Partnership cable television properties would be converted to cash by a sale of such properties at such time as the General Partner determined that the Partnership's investment objectives had substantially been achieved.

  The Partnership was formed in March 1991 as a Colorado limited partnership in connection with a public offering of its limited partnership interests. Since its formation, the Partnership has engaged primarily in the ownership and operation of the Yorba Linda System. The purpose of the sale of the Yorba Linda System, from the Partnership's perspective, is to attain the Partnership's primary investment objective, i.e., to convert the Partnership's capital appreciation in the Yorba Linda System to cash. The sale proceeds will be used to repay all outstanding indebtedness of the Partnership, and the remaining sale proceeds will be distributed to the limited partners of the Partnership in accordance with the distribution procedures established by the Partnership Agreement. The sale of the Yorba Linda System is thus the necessary final step in the Partnership's accomplishment of its investment objectives with respect to the Yorba Linda System.

VOTING PROVISIONS OF THE PARTNERSHIP AGREEMENT

  Section 2.2(k) and Section 3.2(m) of the Partnership Agreement provide that the sale of all or substantially all of the Partnership's assets is subject to the approval of the holders of a majority of the Partnership's limited partnership interests. Because the Yorba Linda System represents all of the Partnership's assets, the proposed sale of the Yorba Linda System to the Purchaser is being submitted for limited partner approval.

                            PROPOSED SALE OF ASSETS

GENERAL

  Pursuant to the terms and conditions of an asset purchase agreement dated August 16, 1996, as amended (the "Purchase and Sale Agreement") by and between the Partnership and the Purchaser, as assignee of Century Communications Corp., the Partnership has agreed to sell the Yorba Linda System to the Purchaser for a sales price of $36,000,000, subject to normal working capital closing adjustments. The Purchaser, Citizens Century Cable Television Venture, is a joint venture of Citizens Cable Company and Century Telecommunications Venture Corp. The Purchaser's principal office is 50 Locust Avenue, New Canaan, Connecticut 06840. The Purchaser is managed by Century Communications Corp., which is engaged in the ownership and operation of cable television systems in California and other states. The Purchaser is not affiliated with either the Partnership or the General Partner. The Partnership has been informed that the Purchaser intends to finance its acquisition of the Yorba Linda System through cash on hand and through borrowings from commercial lending institutions.

THE CLOSING

  The closing of the sale will occur on a date approximately ten business days after all of the closing conditions set forth in the Purchase and Sale Agreement have been satisfied or waived. It is anticipated that the closing will occur during the second quarter of 1997. Because the closing is conditioned upon, among other things, the approval of the limited partners and the receipt of material third party consents necessary for the transfer of the Yorba Linda System to the Purchaser, there can be no assurance that the proposed sale will occur. If all conditions precedent to the Purchaser's obligation to close are not satisfied or waived by June 30, 1997, the Purchaser's obligations will terminate.

THE YORBA LINDA SYSTEM

  The assets to be acquired by the Purchaser consist primarily of the tangible and intangible assets of the Yorba Linda System. The Yorba Linda System was purchased by the Partnership in April 1992 for an aggregate purchase price of $28,276,415. The Yorba Linda System was purchased using $13,357,000 of limited partner capital contributions to the Partnership and $15,500,000 of borrowings available under the Partnership's credit facility with a commercial bank.

  At the date of acquisition in April 1992, the Yorba Linda System served approximately 14,540 basic subscribers using cable plant passing approximately 20,400 homes. As of December 31, 1996, the Yorba Linda System served approximately 16,850 basic subscribers using cable plant passing approximately 23,100 homes.

  The Purchaser will purchase all of the tangible assets of the Yorba Linda System that are leased or owned by the Partnership and used in the operation of the system, including the system's real estate, vehicles, headend equipment, underground and aboveground cable distribution systems, towers, earth satellite receive stations and furniture and fixtures. The Purchaser also will acquire certain of the intangible assets of the system, including franchises, leases, agreements, permits, licenses and other contracts and contract rights necessary for the operation of the system. Also included in the sale are the subscriber accounts receivable of the system and the system's records, files, schematics, maps, reports, promotional graphics, marketing materials and reports filed with federal, state and local regulatory agencies. The foregoing notwithstanding, certain of the system's assets will be retained by the Partnership, including cash or cash equivalents on hand and in banks, insurance policies, and any federal, state or local income or other tax refunds to which the Partnership may be entitled.

PURCHASE PRICE

  Subject to the adjustments described below, the purchase price for the Yorba Linda System is $36,000,000. The purchase price will be reduced if at closing the Yorba Linda System has less than the number of basic subscribers represented to the Purchaser in the Purchase and Sale Agreement. The purchase price also will be reduced if the Yorba Linda System's annualized gross revenues as of the closing date are less than the amount represented to the Purchaser in the Purchase and Sale Agreement. In addition, prorations will be made at closing to reflect the principle that all liabilities, expenses and income attributable to the Yorba Linda System for the period on and prior to the closing date are for the account of the Partnership and all liabilities, expenses and income attributable to the Yorba Linda System for the period subsequent to the closing date are for the account of the Purchaser. Items to be prorated will include prepaid assets for which the Purchaser will receive a benefit following the closing, pole rents, franchise fees, taxes, copyright royalty payments, fees and payments under cable service agreements, power and utility fees and deposits, rentals and other payments under leases. Such items will be prorated as of the close of business on the closing date. In addition, the purchaser price will be increased by an amount equal to 95 percent of the Partnership's subscriber accounts receivable relating to the Yorba Linda System and the purchase price will be reduced by an amount equal to the sum of all obligations and liabilities in respect to customers of the Yorba Linda System and any liabilities or other obligations of the Partnership relating to the Yorba Linda System that have matured on or prior to the closing date including, without limitation, accrued taxes, accrued employee vacation pay, severance pay, sick pay and other fringe benefits. The General Partner believes that these closing adjustments will neither increase nor decrease the purchase price by a material amount. Please see Note 3 of the Notes to Unaudited Pro Forma Financial Statements for a detailed accounting of the estimated closing adjustments.

CONDITIONS TO CLOSING

  The Purchaser's obligations under the Purchase and Sale Agreement are subject to the following conditions: (a) all material consents to the transaction from third parties shall have been obtained; (b) the Partnership shall have delivered all necessary instruments of transfer in form and substance reasonably satisfactory to the Purchaser; (c) all of the representations and warranties of the Partnership contained in the Purchase and Sale Agreement or in any other document delivered by the Partnership in connection with the sale of the Yorba Linda System shall be true and correct in all material respects, and the Partnership shall have performed and complied in all material respects with all covenants, agreements and conditions required by the Purchase and Sale Agreement to be performed or complied with by it on or prior to the closing date, and the Partnership shall have tendered to the Purchaser a certificate executed by a vice president of the General Partner representing and certifying that the foregoing conditions have been fulfilled; (d) all of the documents required to be delivered by the Partnership under the Purchase and Sale Agreement, including all conveyance documents and instruments delivered by the Partnership in connection with the sale of the Yorba Linda System, shall be in form and substance reasonably acceptable to the Purchaser's counsel; (e) the Partnership shall have tendered to the Purchaser certain legal opinions of the Partnership's counsel; (f) the Partnership shall have tendered all such additional instruments and other documents as shall be reasonably necessary to consummate the sale of the Yorba Linda System; (g) no action or proceeding shall be pending or threatened against the Partnership before any court, governmental or arbitration body seeking to restrain or prohibit or seeking damages or other relief in connection with the Purchase and Sale Agreement or the consummation of the sale of the Yorba Linda System and there shall be no legal proceedings pending or threatened which, either individually or in the aggregate, could materially adversely affect the business, operations or financial condition of the Yorba Linda System; (h) the Partnership and the General Partner shall have executed and delivered to the Purchaser an agreement not to compete with the Purchaser; (i) the Partnership shall have tendered to the Purchaser duly executed satisfactions of any and all liens, pledges, mortgages, security interests or other encumbrances with respect to the assets of the Yorba Linda System; (j) between the date of the Purchase and Sale Agreement and the closing date there shall have been no material adverse change in the Yorba Linda System or its financial condition; (k) all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have terminated or shall have expired; (l) the downward adjustments to the purchase price as a result of the Partnership failing to meet its representations about the number of subscribers to the Yorba Linda System and/or the annualized gross revenues of the Yorba Linda System shall not be greater than $1,800,000; and (m) any adverse environmental conditions relating to the assets of the Yorba Linda System shall have been remediated, corrected or otherwise addressed to the Purchaser's satisfaction. The General Partner anticipates that each of the foregoing conditions to closing will be satisfied prior to the June 30, 1997 outside closing date.

  The Partnership's obligations under the Purchase and Sale Agreement are subject to the following conditions: (a) all of the representations and warranties of the Purchaser contained in the Purchase and Sale Agreement or in any other document delivered by the Purchaser in connection with the sale of the Yorba Linda System shall be true and correct in all material respects, and the Purchaser shall have performed and complied in all material respects with all covenants, agreements and conditions required by the Purchase and Sale Agreement to be performed or complied with by it prior to or on the closing date, and the Purchaser shall have tendered to the Partnership a certificate executed by an officer of the Purchaser representing and certifying to the fulfillment of the foregoing conditions; (b) the Purchaser shall have delivered to the Partnership an opinion of the Purchaser's legal counsel; (c) the Purchaser shall have delivered to the Partnership the purchase price, as adjusted, and shall have executed and delivered all closing documents required by the Purchase and Sale Agreement; (d) all of the documents of the Purchaser in connection with the transaction shall be in form and substance reasonably acceptable to counsel for the Partnership; (e) no action or proceeding shall be pending or threatened against the Purchaser before any court, governmental or arbitration body seeking to restrain or prohibit or seeking damages or other relief in connection with the Purchase and Sale Agreement or the consummation of the sale of the Yorba Linda System; (f) all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have terminated or shall have expired; (g) the downward adjustments to the purchase price as a result of the Partnership failing to meet its representations about the number of subscribers to the Yorba Linda System and/or the annualized gross revenues of the Yorba Linda System shall not be greater than $1,800,000; and (h) the Partnership shall have obtained the approval of the sale of the Yorba Linda System by the holders of a majority of the limited partnership interests in the Partnership. The General Partner anticipates that each of the foregoing conditions to closing will be satisfied prior to the June 30, 1997 outside closing date.

  All waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, have expired, thereby removing this as a condition to closing.

REASONS FOR THE SALE

  The decision to proceed with the sale of the Yorba Linda System at this time was based upon the General Partner's determination that the Partnership has achieved its investment objectives with respect to the Yorba Linda System. The Yorba Linda System has appreciated in value during the holding period. At the time of their investment in the Partnership, the limited partners were informed that "the Partnership's cable systems will be sold, and cash distributions from such sales completed five to seven years following initial acquisition of each cable system by the Partnership; however, the timing of any sales will be dictated by market conditions, and such sales could occur earlier or later than this time frame." In addition, investors were informed that if "in the opinion of the General Partner, market conditions are conducive to the sale of cable television systems, the General Partner will use its best efforts to cause the sale of the Partnership's cable systems commencing on the fifth anniversary of the closing of the offering of interests in the Partnership." The offering of interests in the Partnership closed on June 30, 1992. The General Partner determined, therefore, that now was an appropriate time for the Partnership to sell the Yorba Linda System.


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

  When investing in the Partnership, by virtue of the provisions of the Partnership Agreement, the limited partners vested in the General Partner the right and the responsibility to determine when the Partnership's investment objectives had been achieved. The Yorba Linda System was acquired because, in the opinion of the General Partner at the time of the Yorba Linda System's acquisition, it had the potential for capital appreciation within a reasonable period of time. It is the General Partner's opinion that during the almost five years that the Yorba Linda System has been held by the Partnership, the Partnership's investment objectives with respect to the Yorba Linda System have been achieved.

  The General Partner generally considered the benefits to the limited partners that might be derived by holding the Yorba Linda System for an additional period of time. The General Partner assumed that the Yorba Linda System probably would continue to appreciate in value and that as a result the Yorba Linda System might be able to be sold for a greater sales price in the future. The General Partner weighed these assumptions against the potential risks to investors from a longer holding period, i.e., the risks that regulatory, technology and/or competitive developments could cause the Yorba Linda System to decline in value, which would result in a lesser sales price in the future. Weighing all of these factors, the General Partner concluded that now rather than later was the time to sell the Yorba Linda System.

CERTAIN EFFECTS OF THE SALE

  Upon consummation of the sale of the Yorba Linda System, the proceeds of the sale will be used to repay all indebtedness of the Partnership, and then the Partnership will distribute the remaining net sale proceeds to the limited partners pursuant to the terms of the Partnership Agreement. Because limited partners will not receive distributions in an amount equal to 100 percent of the capital initially contributed to the Partnership by the limited partners plus the 8% Return, the General Partner will not receive any of the net proceeds from the Yorba Linda System's sale. Based upon the pro forma financial information as of September 30, 1996, as a result of this distribution, the limited partners of the Partnership, as a group, will receive approximately $22,886,806. The limited partners will be subject to federal income tax on the income resulting from the sale of the Yorba Linda System. See the detailed information below under the caption "Federal Income Tax Consequences."

  After the sale of the Yorba Linda System, the Partnership will be liquidated and dissolved. Neither Colorado law nor the Partnership Agreement afford dissenters' or appraisal rights to limited partners in connection with the proposed sale of the Yorba Linda System. If the proposed transaction is approved by the holders of a majority of limited partnership interests, all limited partners will receive a distribution in accordance with the procedures prescribed by the Partnership Agreement regardless of how or whether they vote on the proposal. It is anticipated that if the proposed transaction is not consummated, the General Partner's current management team will continue to manage the Yorba Linda System on behalf of the Partnership until such time as the Yorba Linda System can be sold.

                        FEDERAL INCOME TAX CONSEQUENCES

  The purpose of the following discussion of the income tax consequences of the proposed transaction is to inform the limited partners of the Partnership of the federal income tax consequences to the Partnership and to its partners arising from the sale of the Yorba Linda System. The tax information included herein was prepared by the tax department of the General Partner. The tax information is taken from tax data compiled by the General Partner in its role as the Partnership's tax administrator and is not based upon the advice or formal opinion of counsel. The tax discussion that follows is merely intended to inform the limited partners of factual information and should not be considered tax advice.

  By the expected date of the Yorba Linda System's sale, the limited partners will have been allocated ordinary taxable losses of approximately $14,866,578 ($751 per 1,000 invested). Application of the passive activity loss rules has limited these deductible losses in prior years and created passive loss carryovers to the year of sale. The gain on sale incorporates all prior losses disallowed under the loss limitations that are presumed deductible in the year of sale.


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

  The sale of the Yorba Linda System will result in a gain for federal income tax purposes. The amount of this gain allocated to limited partners is approximately $5,413,404. The General Partner estimates that $4,099,043 ($207 per $1,000 invested) of this total gain will be treated as ordinary income. This amount of ordinary income results from the recapture of depreciation on personal property under Section 1245. The General Partner estimates that the remainder of the gain, or approximately $1,314,361 ($66 per $1,000 invested), will be Section 1231 gain that will generally be treated as long term capital gain by the limited partners.

  Assuming the 31 percent rate applies to ordinary income and a 28 percent rate applies to long term capital gain, as a result of the sale of the Yorba Linda System, a limited partner will be subject to federal income taxes of $83 per $1,000 invested in the Partnership. The taxable income will be recognized in the year of the closing of the sale, which is expected to be 1997.

  The sale of the Yorba Linda System will cause the liquidation of the Partnership, which will result in an additional tax deduction for the limited partners. The final capital account balance reported on the 1997 Schedule K-1 of each limited partner will reflect a positive ending capital account balance that is projected to equal $121 per $1,000 invested. This amount represents partnership syndication costs that may be deducted on the limited partners' tax return as a long term capital loss under Section 731. The deduction of long term capital losses may be limited depending one each partners' specific income tax situation.

  Limited partners who are non-resident aliens or foreign corporations ("foreign persons") are subject to a withholding tax on their share of the Partnership's income from the sale of the Yorba Linda System. The withholding rates are 39.6 percent for individual partners and 35 percent for corporate partners. The tax withheld will be remitted to the Internal Revenue Service and the foreign person will receive a credit on their U.S. tax return for the amount of the tax withheld by the Partnership. The tax withheld will be treated as a distribution to the limited partner.

  The state of California requires that state tax withholding occur on California source income of non-resident partners of the Partnership. The amount of tax withheld is calculated on the current year allocable income without benefit of net operating loss carryforwards. Withholding is not required on tax exempt limited partners. The rate of withholding is 7 percent on all domestic non-resident partner distributions and 9.3 percent on foreign non-resident partner distributions. The withholding process will require affected partners to file non-resident income tax returns in California. Blank forms and instructions will be provided in your annual tax packet by the General Partner to assist in this reporting requirement.

            CERTAIN INFORMATION ABOUT THE PARTNERSHIP, THE GENERAL
                    PARTNER AND THE PURCHASER OF THE SYSTEM

  The principal executive offices of the Partnership and the General Partner are located at 9697 East Mineral Avenue, Englewood, Colorado 80112, and their telephone number is (303) 792-3111. The principal executive offices of the Purchaser are located at 50 Locust Avenue, New Canaan, Connecticut 06840.

  The limited partnership interests of the Partnership are registered pursuant to Section 12(g) of the Exchange Act. As such, the Partnership currently is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. Reports and other information filed by the Partnership can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. After the net proceeds from the sale of the Yorba Linda System are distributed to the Partnership's limited partners, the Partnership will be liquidated and dissolved. The Partnership's registration and reporting requirements under the Exchange Act will be terminated upon the dissolution of the Partnership.

              USE OF PROCEEDS FROM THE YORBA LINDA SYSTEM'S SALE

  The following is a brief summary of the Partnership's estimated use of the proceeds from the sale of the Yorba Linda System. All of the following selected financial information is based upon amounts as of September 30, 1996 and certain estimates of liabilities at closing. Final results may differ from these estimates. A more detailed discussion of the financial consequences of the sale of the system is set forth below under the caption "Unaudited Pro Forma Financial Information." All limited partners are encouraged to review carefully the unaudited pro forma financial statements and notes thereto.

  If the holders of a majority of limited partnership interests of the Partnership approve the proposed sale of the Yorba Linda System and the transaction is closed, the Partnership will pay all of its indebtedness, and then the Partnership will distribute the net sale proceeds pursuant to the terms of the Partnership Agreement. The estimated uses of the sale proceeds are as follows:

   Contract Sales Price of the Yorba Linda System.................. $ 36,000,000
   Add:Cash on Hand................................................       23,418
   Less:Estimated Net Closing Adjustments..........................     (232,032)
   Repayment of Debt and Accrued Interest..........................  (12,904,580)
                                                                    ------------
        Cash Available for Distribution by the Partnership......... $ 22,886,806
                                                                    ============

  Taking into account the distributions to be made on the sale of the Yorba Linda System, the estimated after-tax internal rate of return on an investment in the Partnership is approximately 1.49 percent.

  Based on financial information available at September 30, 1996, the following table presents the estimated results of the Partnership when it has completed the sale of the Yorba Linda System:

   Dollar Amount Raised...................................... $    19,785,000
   Number of Cable Television Systems Purchased..............             One
   Date of Closing of Offering...............................       June 1992
   Tax and Distribution Data per $1,000 of Limited
    Partnership Capital:
     Federal Income Tax Results
       Ordinary Income (Loss)
       --from operations..................................... $          (732)
       --from recapture...................................... $           959
       Capital Gain (Loss)................................... $           (55)
     Cash Distributions to Investors
       Source (on GAAP basis)
       --investment income................................... $    104 to 213
       --return of capital................................... $         1,000
       Source (on cash basis)
       --sales............................................... $1,104 to 1,213

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                       OF JONES GROWTH PARTNERS II L.P.

  The following unaudited pro forma balance sheet assumes that as of September 30, 1996, the Partnership had sold the Yorba Linda System for $36,000,000. The funds available to the Partnership, adjusting for the estimated net closing adjustments of the Yorba Linda System, are expected to total approximately $35,767,968. Such funds will be used to repay all indebtedness of the Partnership and the balance will be distributed pursuant to the terms of the Partnership Agreement. Because the limited partners will not receive distributions totaling the amount initially contributed to the Partnership by the limited partners plus the 8% Return, the General Partner will not receive any of the net sale proceeds.

  The unaudited pro forma balance sheet should be read in conjunction with the appropriate notes to the unaudited pro forma balance sheet.

  ALL OF THE FOLLOWING UNAUDITED PRO FORMA FINANCIAL INFORMATION IS BASED UPON AMOUNTS AS OF SEPTEMBER 30, 1996 AND CERTAIN ESTIMATES OF LIABILITIES AT CLOSING. FINAL RESULTS MAY DIFFER FROM SUCH INFORMATION.

                         JONES GROWTH PARTNERS II L.P.

                       UNAUDITED PRO FORMA BALANCE SHEET
                               SEPTEMBER 30, 1996

                                                       PRO FORMA     PRO FORMA
                                         AS REPORTED  ADJUSTMENTS     BALANCE
                                         -----------  ------------  -----------
ASSETS
Cash and Cash Equivalents............... $    23,418  $ 22,863,388  $22,886,806
Trade Receivables, net..................     137,915      (137,915)         --
Investment in Cable Television
 Properties:
  Property, plant and equipment, net....  11,580,523   (11,580,523)         --
  Intangible assets, net................   8,707,147    (8,707,147)         --
                                         -----------  ------------  -----------
    Total investment in cable television
     properties.........................  20,287,670   (20,287,670)         --
Deposits, Prepaid Expenses and Other
 Assets.................................     271,177      (271,177)         --
                                         -----------  ------------  -----------
Total Assets............................ $20,720,180  $(20,720,180) $22,886,806
                                         ===========  ============  ===========
LIABILITIES AND PARTNERS' CAPITAL
 (DEFICIT)
Liabilities:
  Debt.................................. $12,767,512  $(12,767,512) $       --
  Trade Accounts Payable and Accrued
   Liabilities..........................     330,010      (330,010)         --
  Subscriber Prepayments and Deposits...     280,370      (280,370)         --
  Accrued Distribution to Limited
   Partners.............................         --     22,886,806   22,886,806
                                         -----------  ------------  -----------
    Total Liabilities...................  13,377,892   (13,377,892)  22,886,806
                                         -----------  ------------  -----------
Partners' Capital (Deficit):
  General Partner.......................     (96,383)       96,383          --
  Limited Partners......................   7,438,671    (7,438,671)         --
                                         -----------  ------------  -----------
    Total Partners' Capital (Deficit)...   7,342,288    (7,342,288)         --
                                         -----------  ------------  -----------
  Total Liabilities and Partners'
   Capital (Deficit).................... $20,720,180  $(20,720,180) $22,886,806
                                         ===========  ============  ===========

   The accompanying notes to unaudited pro forma financial statements are an integral part of this unaudited balance sheet.

                         JONES GROWTH PARTNERS II L.P.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                          PRO FORMA   PRO FORMA
                                            AS REPORTED  ADJUSTMENTS   BALANCE
                                            -----------  -----------  ---------
REVENUES................................... $ 6,903,528  $(6,903,528)   $ --
COSTS AND EXPENSES:
  Operating expenses.......................   4,008,167   (4,008,167)     --
  Management fees and allocated overhead
   from
   General Partner.........................     836,818     (836,818)     --
  Depreciation and Amortization............   3,652,676   (3,652,676)     --
                                            -----------  -----------    -----
OPERATING LOSS.............................  (1,594,133)   1,594,133      --
                                            -----------  -----------    -----
OTHER INCOME (EXPENSE):
  Interest expense.........................    (959,284)     959,284      --
  Other, net...............................        (223)         223      --
                                            -----------  -----------    -----
    Total other income (expense), net......    (959,507)     959,507      --
                                            -----------  -----------    -----
NET LOSS................................... $(2,553,640) $ 2,553,640    $ --
                                            ===========  ===========    =====
NET LOSS PER LIMITED PARTNERSHIP INTEREST.. $   (127.78) $    127.78    $ --
                                            ===========  ===========    =====

   The accompanying notes to unaudited pro forma financial statements are an integral part of this unaudited statement.

                         JONES GROWTH PARTNERS II L.P.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                          PRO FORMA   PRO FORMA
                                            AS REPORTED  ADJUSTMENTS   BALANCE
                                            -----------  -----------  ---------
REVENUES................................... $ 5,703,038  $(5,703,038)  $   --
COSTS AND EXPENSES:
  Operating expenses.......................   3,148,374   (3,148,374)      --
  Management fees and allocated overhead
   from General Partner....................     667,677     (667,677)      --
  Depreciation and amortization............   2,981,347   (2,981,347)      --
                                            -----------  -----------   -------
OPERATING LOSS.............................  (1,094,360)   1,094,360       --
                                            -----------  -----------   -------
OTHER INCOME (EXPENSE):
  Interest expense.........................    (688,297)     688,297       --
  Other, net...............................     (20,786)      20,786       --
                                            -----------  -----------   -------
    Total other income (expense), net......    (709,083)     709,083       --
                                            -----------  -----------   -------
NET LOSS................................... $(1,803,443) $ 1,803,443   $   --
                                            ===========  ===========   =======
NET LOSS PER LIMITED PARTNERSHIP
 INTEREST.................................. $    (90.24) $     90.24   $   --
                                            ===========  ===========   =======

   The accompanying notes to unaudited pro forma financial statements are an integral part of this unaudited statement.

                         JONES GROWTH PARTNERS II L.P.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

  1) The following calculations present the sale of the Yorba Linda System and the resulting estimated proceeds expected to be received by the Partnership.

  2) The unaudited pro forma balance sheet assumes that the Partnership had sold the Yorba Linda System for $36,000,000 as of September 30, 1996. The unaudited statements of operations assume that the Partnership had sold the Yorba Linda System for $36,000,000 as of January 1, 1995.

  3) The estimated gain recognized from the sale of the Yorba Linda System and corresponding estimated distribution to limited partners as of September 30, 1996 has been computed as follows:

GAIN ON SALE OF ASSETS:

Contract sales price.............................................  $ 36,000,000
Less: Net book value of investment in cable television properties
      at September 30, 1996......................................    20,404,458
                                                                   ------------
Gain on sale of assets...........................................  $ 15,595,542
                                                                   ============
DISTRIBUTION TO PARTNERS:
Contract sales price.............................................  $ 36,000,000
Working Capital Adjustment:
Add:Trade receivables, net.......................................       137,915
Prepaid expenses.................................................       148,688
Less:Accrued liabilities.........................................      (238,266)
Subscriber prepayments...........................................      (280,369)
                                                                   ------------
Adjusted cash received...........................................    35,767,968
Less:Outstanding debt to third parties...........................   (12,767,512)
Interest and other accruals......................................      (137,068)
Add:Cash on hand.................................................        23,418
                                                                   ------------
Cash available for distribution..................................  $ 22,886,806
                                                                   ============

                             AVAILABLE INFORMATION

  The Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 is being mailed to the limited partners of the Partnership together with this Proxy Statement.

                          INCORPORATION BY REFERENCE

  The Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 is incorporated by reference in this proxy statement. The Partnership specifically incorporates by reference herein Item 1. Business,
Item 2. Properties, Item 5. Market for the Registrant's Common Stock and Related Security Holder Matters, Item 6. Selected Financial Data, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations, Item 8. Financial Statements and Item 13. Certain Relationships and Related Transactions from its 1996 Annual Report on Form 10-K.

           [LOGO OF JONES SPACELINK CABLE CORPORATION APPEARS HERE]

                            9697 EAST MINERAL AVENUE
                           ENGLEWOOD, COLORADO 80112

                                     PROXY

  THIS PROXY IS SOLICITED ON BEHALF OF THE PARTNERSHIP BY THE GENERAL PARTNER

  The undersigned Limited Partner of Jones Growth Partners II L.P., a Colorado limited partnership, hereby votes on the sale of Jones Growth Partners II L.P.'s Yorba Linda, California cable television system pursuant to the terms and conditions of that certain Asset Purchase Agreement dated August 16, 1996, as amended, as follows:

               [_] CONSENTS  [_] WITHHOLDS CONSENT  [_] ABSTAINS

                           (continued on other side)

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED LIMITED PARTNER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSED SALE TRANSACTION.

                                                PLEASE SIGN EXACTLY AS NAME
                                                          APPEARS.
                                               When limited partnership inter-
                                             ests are held by more than one
                                             person, all owners should sign.
                                             When signing as attorney, as ex-
                                             ecutor, administrator, trustee or
                                             guardian, please give full title
                                             as such. If a corporation, please
                                             sign in full corporation name by
                                             authorized officer. If a partner-
                                             ship, please sign in partnership
                                             name by authorized person.

                                             DATED: _____________________, 1997

                                             __________________________________
                                             Signature
                                             __________________________________
                                             Signature
                                             __________________________________
                                             Signature

    PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

           [LOGO OF JONES SPACELINK CABLE CORPORATION APPEARS HERE]

                            9697 EAST MINERAL AVENUE
                           ENGLEWOOD, COLORADO 80112

                                     PROXY

  THIS PROXY IS SOLICITED ON BEHALF OF THE PARTNERSHIP BY THE GENERAL PARTNER

  The undersigned Limited Partner of Jones Growth Partners II L.P., a Colorado limited partnership, hereby votes on the sale of Jones Growth Partners II L.P.'s Yorba Linda, California cable television system pursuant to the terms and conditions of that certain Asset Purchase Agreement dated August 16, 1996, as amended, as follows:

               [_] CONSENTS  [_] WITHHOLDS CONSENT  [_] ABSTAINS

                           (continued on other side)

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED LIMITED PARTNER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSED SALE TRANSACTION.
                                                PLEASE SIGN EXACTLY AS NAME
                                                          APPEARS.

                                             DATED: _____________________, 1997

                                             __________________________________
                                             Beneficial Owner Signature
                                             (Investor)
                                             __________________________________
                                             Authorized Trustee/Custodian
                                             Signature

    PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.